EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos.333-43550 and 333-51928) of our report dated February 22, 2001 relating to the financial statements, which appears in Newtek Capital, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2000.




PricewaterhouseCoopers LLP


New York, New York
February 28, 2001